Exhibit 99.1

WASTE CONNECTIONS ANNOUNCES RESULTS FROM SHAREHOLDERS MEETING

TORONTO, ONTARIO, May 14, 2021 – Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that all of the nominees listed in the Company’s 2021 management information circular and proxy statement (the “proxy statement”) for the annual meeting of shareholders held on May 14, 2021 (the “Meeting”) were elected as directors of the Company. Each director will serve until the next annual meeting of shareholders or until his or her successor is duly elected or appointed.

Detailed results of the vote for the election of directors held at the Meeting are set out below.

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Ronald J. Mittelstaedt	202,429,457	93.83	13,307,414	6.17
Edward E. “Ned” Guillet	195,614,862	90.67	20,122,009	9.33
Michael W. Harlan	184,952,818	85.73	30,784,053	14.27
Larry S. Hughes	215,610,054	99.94	126,817	0.06
Worthing F. Jackman	214,007,821	99.19	1,729,050	0.81
Elise L. Jordan	208,154,010	96.48	7,582,861	3.52
Susan “Sue” Lee	208,150,204	96.48	7,586,667	3.52
William J. Razzouk	193,815,548	89.83	21,921,323	10.17

As each director received at least a majority of the total number of votes cast in respect of his or her election, all directors have been elected in accordance with the majority voting policy included in the Company’s Corporate Governance Guidelines and Board Charter.

The shareholders approved on a non-binding, advisory basis the compensation of the Company’s named executive officers as disclosed in the proxy statement in respect of the Meeting.

The shareholders approved the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm until the close of the Company’s 2022 annual meeting of shareholders and authorized the Company’s Board of Directors to fix the auditor’s remuneration.

Final voting results on all matters considered at the Meeting will be filed with U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves more than seven million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. For more information, visit Waste Connections at www.wasteconnections.com.

CONTACT:

Mary Anne Whitney / (832) 442-2253 maryannew@wasteconnections.com	Joe Box / (832) 442-2213 joe.box@wasteconnections.com